Exhibit 10.7

FORM OF

BUSINESS – SURFACE LEASE AND
SALT WATER DISPOSAL LEASE

STATE OF TEXAS	§
COUNTY OF CRANE	§	KNOW ALL MEN BY THESE PRESENTS:

This lease made, entered into and effective the [____] day of [_______], 20[__], by and between [_______], as Lessors, and Nile Midstream, LLC, as Lessee.

W I T N E S S E T H:

The Lessor, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency whereof being hereby expressly acknowledged, and in consideration of the premises, mutual covenants, agreements and obligation hereinafter set forth and to be paid, kept and performed, does hereby lease, demise and let unto Lessee the following described parcel of land situated in Crane County, Texas, to-wit:

[_______] as shown on Exhibit A

Subject to the terms hereof and to the extent that Lessor has the right to grant same, Lessor hereby grants unto Lessee the right to drill a salt water disposal well or to convert into salt water disposal well a previously plugged and/or abandoned well and to use such well for the injection and disposal of salt water or other deleterious substances which may be produced in connection with oil and gas operation either by Lessee or by others without regard to where such substances were produced (“Disposal Operations”).

TO HAVE AND TO HOLD unto Lessee, his heirs, successors and assigns, for the term, at the rental, for the uses and purposes, and subject to the covenants, conditions and stipulation hereinafter set forth.

Lessor and Lessee hereby covenant and agree between themselves as follows:

1.	The Primary term of this lease shall be for ten (10) years from the date hereof, and as long thereafter as Lessee is conducting Disposal Operations with no cessation of more than six (6) consecutive months.

2.	Lessee shall pay to Lessors as rental for this lease (i) the sum of fifteen cents ($0.15) per barrel for each barrel of fluid, saltwater, brackish water, produced water, or other oil and gas byproduct (collectively, the “Byproducts”) which are injected into or through the well, with rental payable monthly beginning the first month of actual injection or disposal, and on or before the 30th day of each month thereafter during the term of the lease. Payment shall be proportionately reduced to the actual ownership rights of each Lessor. In order to assure the proper payment of the sum provided for above, Lessee agrees to maintain meters in good order, repair and calibration to measure the disposal substances injected into the subject well and to maintain true and accurate records and books of account reflecting the daily quantities and disposal substances injected.

3.	The uses and purposes for which the above described land and premises are leased by Lessor to Lessee are as follows:

Maintenance and operation of the salt water disposal well, and the operation of an input station located on the Well Site in connection with the salt water disposal operations. Lessee shall have the right of ingress and egress to and from the Well Site and across any adjacent lands owned by Lessors in connection with Disposal Operations, including but not limited to, running flowlines to the Well Site.

Lessee shall operate the leased premises in accordance with all of the applicable laws, rules and regulations of the State of Texas, the Railroad Commission of Texas and any other government or regulatory authority having jurisdiction in connection with same. Lessee shall keep and hold Lessor harmless from any losses, damages, liabilities or claims of any kind which may be suffered by or brought against Lessor as a consequence of, in connection with or resulting from the existence and/or operation of the salt water disposal facility.

LESSEE AGREES TO INDEMNIFY LESSOR AGAINST ALL ACTS OF NEGLIGENCE ON THE PART OF ITS EMPLOYEES, SUBCONTRACTORS, WORKMEN, CLIENTS OR OTHER PARTIES WHO MAY COME UPON THE SUBJECT LANDS IN CONNECTION WITH THE CONDUCT OF DISPOSAL OPERATIONS.

4.	Lessor agrees that Lessee shall have the right and privilege at any time prior to, and the duty and responsibility within ninety (90) days after, the final termination of this lease (including any extension or renewal) to remove any and all improvements of whatsoever nature or character, owned or placed by Lessee upon the above described land and shall level and restore (including removal of caliche and/or other materials) said land in such manner and insofar as possible as to permit the normal farming or ranching operations of said premises.

Lessee shall pay to Lessor any damages caused to the adjoining land, crops or livestock of Lessor which may be caused by, or resulting from, the construction, maintenance, removal or operation Lessee’s salt water disposal business and operation.

Lessee and each assignee of this agreement shall be responsible for and reimburse Lessor, his heirs and assigns, for any damages Lessor may sustain or sums of money Lessor may expend due to the failure of Lessee, or any assign, to properly plug the well utilized by Lessee under this agreement according to the rules and regulations of the Railroad Commission of Texas.

5.	It is agreed the Lessee’s failure to timely pay or tender any rental due hereunder during the primary term hereof shall not work a forfeiture of this lease unless written notice of such default, by certified or registered mail, is mailed to Lessee by Lessor at the last known address for Lessee. If Lessee fails to remedy such default within Thirty (30) days after such notice is received, this lease shall ipso facto terminate.

6.	Lessor hereby warrants and agrees to defend the title to the lands herein described by, through and under Lessor, but not otherwise, and agrees that Lessee shall have free rights of ingress and egress across Lessor’s adjacent lands for access at all times to the lands described herein, and the right, at any time, to redeem for Lessor by payment any mortgage, taxes or other liens on the above described lands, in the event of default of payments by Lessor, and be subrogated to the rights of the holder hereof, and to deduct any sum so paid from rentals or other payments due or from which any become due to Lessor under this lease.

7.	If this lease covers an interest in the surface in all or any part of the SWD less than the entire and undivided fee simple estate, then the rentals and royalties to be paid to the Lessors hereunder as to the SWD shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein.

8.	In the event Lessor leases the oil, gas and other mineral rights to a third party, any oil, gas or other mineral lease granted shall be subject to this lease and specifically the wellbore associated with the disposal. Lessee agrees not to interfere with such third party’s right to conduct their operations regarding the exploration, development or production of such oil, gas and other minerals produced under any lease granted. Provided that any of Lessee’s operations which are deemed to be reasonable under the terms of this lease shall not be considered to be an interference with any third party’s right under any other lease granted by Lessor herein. It is further understood that Lessee shall not be entitled to receive any income revenue or benefit of any kind or character as a result of production of oil, gas and other minerals from the land covered by this lease.

9.	If this lease covers an interest in the surface in all or any part of the SWD less than the entire and undivided fee simple estate, then the rentals and royalties to be paid to the Lessors hereunder as to the SWD shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein.

This lease, and all of the terms and provisions hereof, shall extend to and be binding upon Lessor, his heirs, executors, administrators and assigns, and shall inure to the benefit of Lessee, his heirs, successors and assigns.

IN WITNESS WHEREOF, the parties executed this lease as of the day and year written above.

LESSOR:

By:

LESSEE:

By:

Exhibit A

Schedule of Material Differences

Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant has omitted filing the Surface Lease and Salt Water Disposal Leases identified below because they are substantially identical in all material respects to the Form of Surface Lease and Salt Water Disposal Lease set forth above, differing only as to the parties thereto and the details set forth in this Schedule. The Registrant agrees to furnish supplementally a copy of any omitted Surface Lease and Salt Water Disposal Lease to the Securities and Exchange Commission upon request.

Effective Date	Lessor(s)	Land Description
November 1, 2024	US Land Guild, LLC	NE/4 of Section 11, Block B-24, PSL Survey AND NW/4 of Section 15, Block B-25, PSL Survey
November 1, 2023	Red Hogg, LLC and US Land Guild, LLC	SE/4 of Section 4, Block B-27, PSL Survey
October 1, 2024	US Land Guild, LLC	SW/4 of Section 29, Block B26, PSL Survey
February 1, 2024	US Land Guild, LLC	NE/4 of Section 16, Block B-21, PSL Survey
June 1, 2022	US Land Guild, LLC	SE/4 of Section 21, Block B-26, PSL Survey
April 27, 2023	US Land Guild, LLC	SW/4 of Section 28, Block B-26, PSL Survey
January 1, 2023	US Land Guild, LLC and Red Hogg, LLC	SW/4 of Section 15, Block B-21, PSL Survey
March 1, 2022	Red Hogg, LLC and US Land Guild, LLC	NW/4 of Section 15, Block B-21, PSL Survey
December 1, 2021	US Land Guild, LLC	SW/4 of Section 20, Block B-26, PSL Survey
January 1, 2025	US Land Guild, LLC	NE/4 of Section 2, Block B24, Abstract 1165, PSL Survey
January 1, 2025	US Land Guild, LLC	NE/4 of Section 4, Block B24, Abstract 1167, PSL Survey
April 1, 2025	US Land Guild, LLC	NW/4 of Section 24, Block B21, Abstract 1259, PSL Survey
January 1, 2025	US Land Guild, LLC	NW/4 of Section 23, Block B21, Abstract 1205, PSL Survey
March 1, 2025	US Land Guild, LLC	NW/4 of Section 22, Block B21, Abstract 1258, PSL Survey
April 1, 2025	US Land Guild, LLC	SE/4 of Section 14, Block B21, Abstract 1247, PSL Survey
October 1, 2020	US Land Guild, LLC	NW/4 NW/4 NW/4 of Section 7, Block B-21, PSL Survey
October 1, 2025	US Land Guild, LLC	NE/4 of Section 13, Block B21, Abstract 1245 PSL Survey

In all other respects, each of the foregoing agreements is substantially identical to the Form of Surface Lease and Salt Water Disposal Lease filed herewith.